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                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 9, 2001 (except Note I[2], as to which the date is July 31, 2001) on the consolidated financial statements of Corporate Technology Development, Inc. and subsidiaries, included in the Proxy Statement of Endorex Corporation that is made a part of the Registration Statement (Form S-4) and Prospectus of Endorex Corporation for the registration of 9,641,434 shares of its common stock and warrants for 207,100 shares of its common stock.

/s/ Richard A. Eisner & Company, LLP

New York, New York
October 1, 2001